Exhibit 10.1
GRAPHIC PACKAGING INTERNATIONAL, INC.
SEVERANCE PAY PLAN
Effective May 1, 2007

3.10.	Exclusive Source of Benefits	11

ARTICLE 4. FUNDING POLICY AND BASIS OF PAYMENTS TO AND FROM THE PLAN		12
4.1.	Funding of Severance Benefits	12
4.2	Payments from the Plan	12

ARTICLE 5. ADMINISTRATION		13
5.1.	Administration and Interpretation of the Plan	13
5.2.	Information	14
5.3.	Fiduciary Provisions	14
5.4.	Indemnification	14
5.5.	Expenses of Administration	14
5.6.	Accounts and Records	14
5.7.	Notification of Employees	14
5.8.	Rights Against Employer	14
5.9.	Employer and Plan Identification Number	14
5.10.	Agent for the Service of Legal Process	14

ARTICLE 6. CLAIMS PROCEDURE		15
6.1.	Filing a Claim	15
6.2.	Notification to Claimant of Decision	15
6.3.	Review Procedure	15

ARTICLE 7. MISCELLANEOUS		17
7.1.	State Law	17
7.2.	Gender and Number	17
7.3.	Nonassignability	17
7.4.	Employment Not Guaranteed	17
7.5.	Additional Taxes or Penalties	17
7.6.	Right of Recovery	17
7.7.	No Guarantee of Tax Consequences	17
7.8.	Severability	17
7.9.	Entire Plan	18

ARTICLE 8. AMENDMENT AND TERMINATION		19
8.1.	Amendments	19
8.2.	Termination	19

GRAPHIC PACKAGING INTERNATIONAL, INC.
SEVERANCE PAY PLAN
     Graphic Packaging International, Inc. (the “Employer”) hereby amends and restates the Riverwood International Separation Pay Policy as the Graphic Packaging International, Inc. Severance Pay Plan (the “Plan”) and terminates the Graphic Packaging Severance Pay Plan effective April 1, 2007 for the benefit of its employees. This Plan supersedes all prior workforce reduction or severance policies and programs for which the Eligible Employees under this Plan may have been eligible. The purpose of the Plan is to provide for the payment of severance benefits to certain Eligible Employees whose Employment is terminated under the conditions outlined in this Plan. The Plan is intended to be a welfare benefit plan under § 3(2)(B) of ERISA.

ARTICLE 1. DEFINITIONS
1.1. Active Employee. “Active Employee” means an Employee who is performing the regular duties of his or her position with the Employer; provided, however, that if an Employee on a Creditable Leave of Absence gives notice of his or her intention to return to Employment from the Creditable Leave of Absence but cannot do so because of a reason specified in Section 2.1(b), then the Employee shall be an Active Employee on the date the Employee would otherwise have returned to Employment.
1.2. Administrator. “Administrator” means the Employer unless the Employer appoints a plan administrator in writing in accordance with Section 5.1.
1.3. Affiliated Entity. “Affiliated Entity” means any corporation or other entity, now or hereafter formed, that is affiliated with the Employer, either directly or indirectly, through stock ownership or control, and which is (a) included in the controlled group of corporations (within the meaning of Code § 1563(a) without regard to Code § 1563(a)(4) and Code § 1563(e)(3)(C)) in which the Employer is also included; (b) included in the group of entities (whether or not incorporated) under common control (within the meaning of Code § 414(c)) in which the Employer is also included; (c) included in an affiliated service group (within the meaning of Code § 414(m)) in which the Employer is also included; or (d) required to be aggregated with the Employer by Code § 414(o).
1.4. Anniversary Date. “Anniversary Date” means the date an Eligible Employee begins Employment upon hire or rehire by the Employer and each anniversary of that date.
1.5. Code. “Code” means the Internal Revenue Code of 1986, as amended. All references to any section of the Code shall be deemed to refer not only to such section but to any amendment thereof and any successor statutory provision.
1.6. Creditable Leave of Absence. “Creditable Leave of Absence” means a period of absence from Employment because of an approved leave of absence other than personal leaves of absence.
1.7. Effective Date. “Effective Date” means April 1, 2007.
1.8. Eligible Employee. “Eligible Employee” means an Employee who has satisfied the requirements of Section 2.1. If an Employee does not meet these requirements, the Employee is not eligible for benefits under the Plan.
1.9. Employee. “Employee” means any individual who provides services to the Employer as a common law employee and who is not (a) a temporary employee as defined by the Employer’s personnel policies, (b) an employee who has a written employment and termination agreement or a written employment agreement which waives participation in the Plan, (c) a “leased employee” as defined in Code § 414(n)(2), (d) an individual covered by a collective bargaining agreement under which benefits were the subject of good faith bargaining, unless such agreement expressly provides for participation in the Plan, (e) an individual who is classified by the Employer as an independent contractor (even if reclassified as a common law employee as a result of administrative or judicial proceedings), or (f) any employee who is not on the United States payroll.
1.10. Employer. “Employer” means Graphic Packaging International, Inc., located at 814 Livingston Court SE, Marietta Georgia 30067, 770-644-3000, which is also the Plan Sponsor.
1.11. Employment. “Employment” means an Employee’s employment with the Employer, which begins on the date the Employee first performs an Hour of Service and ends on the Employee’s Termination Date.
1.12. ERISA. “ERISA” means the Employee Retirement Income Security Act of 1974, as amended. All references to any section of ERISA shall be deemed to refer not only to such section but to any amendment thereof and any successor statutory provision.
1.13. Family and Medical Leave. “Family and Medical Leave” means a leave of absence taken pursuant to the Family and Medical Leave Act of 1993.
1.14. Hire Date. An Employee’s Hire Date is the date on which the Employee’s most recent employment with the Employer began, except that, if the Employee had a break-in-service that resulted in an adjusted vesting service date, any applicable adjusted vesting service date will be used as the Hire Date in calculating Severance Pay under this Plan (but not to calculate eligibility for benefits under the Plan).
1.15. Hour of Service. “Hour of Service” means each hour for which an Employee is paid or entitled to payment from the Employer for the performance of duties.
1.16. Plan. “Plan” means the Graphic Packaging International, Inc. Severance Pay Plan.
1.17. Plan Year. “Plan Year” means the twelve consecutive month period beginning each January 1 and ending each December 31.
1.18. Release. “Release” means the separation agreement and general release prepared by and acceptable to the Employer. The Release is intended to legally bind the Employee and the Employer regarding the termination of the Employee’s Employment with the Employer and, among other things, provide for a full release and waiver by the Employee of all possible claims against the Employer and its Affiliated Entities and all directors, officers, employees, agents, and representatives of the Employer and its Affiliated Entities, including, but not limited to, claims arising out of the Employee’s Employment with, and termination of Employment by, the Employer.
1.19. Section. “Section” means a section of this Plan.
1.20. Severance Pay. “Severance Pay” means the benefit payable to an Eligible Employee under this Plan, calculated under Section 2.2.
1.21. Severance Payment Period. “Severance Payment Period” means the period beginning on the date an Eligible Employee terminates Employment and ending on the date that is the last day of the number of months, weeks and days for which the Eligible Employee is eligible to receive Severance Pay, calculated pursuant to Section 2.2.
1.22. Suitable Position. A Suitable Position is a position with the Employer, an Affiliated Entity or with another company or entity that has purchased substantially all of the assets or the business of one of the Employer’s facilities that the Employer feels the Employee is capable of performing by reason of education, training and skills. The location of the Suitable Position may be up to 50 miles greater than the distance between the employee’s present work location and present residence (no relocation assistance will be provided).
1.23. Termination Date. “Termination Date” means the last date on which an Employee performs an Hour of Service.
1.24. Year of Service. “Year of Service” means a one-year period, beginning on the Employee’s Hire Date, as defined in Section 1.14, and each Anniversary Date thereafter, during which period the Employee is continuously employed by the Employer. Periods during which an Employee is on a Creditable Leave of Absence shall be treated as periods of continuous Employment. Fractional or partial Years of Service will be disregarded. Service with a predecessor company will not be counted for calculating Years of Service, unless provided otherwise in the purchase agreement pursuant to which the Employer acquired the predecessor company. Years of Service as a regular part-time employee will be prorated based on hours worked.

ARTICLE 2. SEVERANCE PAY PROGRAM
2.1. Eligibility Requirements. An Employee, as defined in Section 1.9, is eligible for benefits under this Article 2 if he or she meets following requirements:
(a)	The Employee must have completed at least one Year of Service, based on the Employee’s most recent Hire Date.

(b)	The Employee’s Employment with the Employer must be terminated by the Employer because of cost-cutting measures, structural changes (including outsourcing), business or facility divestment, facility closure, permanent job discontinuance, qualifications mismatch, or lack of work, as determined at the discretion of the Administrator.

(c)	The Employee’s Employment with the Employer must not be terminated because of voluntary resignation, cause, substandard performance, election of retirement that is not involved in an Employer-initiated separation for a reason listed in Section 2.1(b), or approval for long-term disability, as determined at the discretion of the Administrator.

(d)	The Employee must not be offered a Suitable Position, as defined in Section 1.22. The Employee may choose either to accept the Suitable Position or Severance Pay and benefits under this Plan if the Employee is offered a Suitable Position that involves: (i) for a salaried employee, a reduction in salary grade or an option to transfer to an hourly position; or (ii) for an hourly employee, a 25% or greater reduction in the hourly rate.

(e)	The Employee must be an Active Employee and continue to work productively for the Employer, as determined at the sole discretion of the Administrator, until it is determined by the Administrator that the Employee’s services are no longer necessary.

(f)	The Employee’s Termination Date must be on or after the Effective Date of this Plan.

(g)	The Employee must execute (and not revoke) a Release, as provided in Section 3.4.
2.2. Severance Pay. Subject to Article 3, the amount of Severance Pay payable to an Eligible Employee under this Article 2 shall be determined by multiplying the amount of benefit indicated in the Table below for the Employee’s salary grade times the Employee’s Years of Service, as defined in Section 1.24. However, the Employee’s Severance Payment Period shall not be less than the stated minimum or exceed the stated maximum number of months or partial months applicable to the Employee’s salary grade attained at termination.

Salary Grade/Status	Benefit	Minimum	Maximum
88 and below and all non-union hourly	1/2 month per full year of service	1/2 month	6 months
90-93	1/2 month per full year of service	1 months	8 months
94-96	5/8 month per full year of service	2 months	10 months
97-99	3/4 month per full year of service	3 months	12 months
100 and above	1 month per full year of service	6 months	12 months
2.3. Form of Payment. Severance Pay will be paid on each of the Employer’s regular pay days to an Eligible Employee in substantially equal installments not larger than the Employee’s base salary for the pay period immediately prior to his or her Termination Date, until the amount of Severance Pay to which the Employee is entitled has been exhausted. The Employer will withhold any amounts required by the federal, state, or local law.
2.4. Benefit Continuation. Medical, dental or vision benefits and health care spending account may continue for the Severance Payment Period, up to a maximum of three (3) months. Employee contributions to the benefit plans will remain the same as during employment for this extension period. This continuation is considered alternative coverage under the Consolidated Omnibus Budget Reconciliation Act (COBRA). Core, supplemental and dependent life may continue under for the Severance Payment Period, up to a maximum of three months. Accidental death and dismemberment, and dependent care spending accounts terminate at the end of the last active pay period. Short- and long-term disability terminate on the Termination Date.
2.5. Outplacement Assistance. The Employer may, in its discretion, offer an Eligible Employee outplacement counseling assistance.

ARTICLE 3. RELEASE AND GENERAL RULES
3.1. Offset for Money Owed to the Employer. An Eligible Employee’s benefit under this Plan shall be reduced by any amount that the Eligible Employee owes to the Employer on his or her Termination Date.
3.2. Offset for Other Severance Benefits. In the event that an Eligible Employee receives (or has received) benefits under this Plan or any other severance-type plan, program, or arrangement sponsored by the Employer, the benefit otherwise payable under this Plan will be reduced in a corresponding amount, unless such other severance plan, program, or arrangement specifically provides that the benefits payable thereunder are in addition to the benefits payable under this Plan.
3.3. Offset for Notice Payments. In the event the Employee receives notice payments to which the Employee may be entitled under any applicable law, including the Worker Adjustment and Retraining Notification (“WARN”) Act or any similar state statute, the benefit otherwise payable under this Plan will be reduced in a corresponding amount.
3.4. Release and Payment of Benefits. Prior to receiving any benefit described in Article 2, an Employee must return to the Administrator a Release waiving any and all claims the Employee may have against the Employer and its Affiliated Entities, including but not limited to any notice or payments to which Employee might otherwise be entitled under any applicable law, including the Worker Adjustment and Retraining Notification Act (“WARN”) and any similar state law. The Release must be voluntarily executed by the Employee, and the Employee must not revoke such Release within any applicable revocation period that may be required by law from time to time. Severance Pay benefits will not begin until, at the earliest, the day after the last day on which the Eligible Employee may revoke the signed Release submitted to the Administrator.
3.5. Return of Employer Property. To be eligible to receive Severance Pay under this Plan, an Employee must return all Employer property that is in the Employee’s possession, custody or control. Employer property includes, but is not limited to, all keys, credit cards, computers, and other items or equipment provided to the Employee for use during employment, together with all written and recorded materials, documents, computer discs or memory cards, plans, records, notes, files, drawings or papers, and any copies thereof, relating to the affairs of the Employer, including in particular all notes and records relating to customers of Employer.
3.6. Other Benefits. The benefits of an Eligible Employee under any other Employer benefit plan or program not addressed in Section 2 above are governed solely by the terms of those plans and programs, and shall neither be affected by nor affect payments under this Plan, except as provided in Section 3.2.
3.7. Reemployment. If an Employee who is receiving Severance Pay under this Plan is re-employed by the Employer or an Affiliated Entity before the expiration of the Employee’s Severance Payment Period, the payment of Severance Pay and benefits will stop as of the date the Employee is rehired.

3.8. Payments to Estate. If an Eligible Employee dies before receiving all of the Severance Pay to which he or she is entitled under the Plan, the remaining Severance Pay shall be paid to the Employee’s estate no less frequently than the Severance Pay was being paid to the Employee. No Severance Pay will be granted to the heirs of an Employee who dies while employed by the Employer.
3.9. Special Rule for Specified Employees. Generally, this Plan is intended to provide separation pay upon an involuntary separation from service, which would be exempt from the requirements of Section 409A of the Code. However, if any payment under this Plan is not exempt from the requirements of Section 409A of the Code and is made to an individual who is a “specified employee” (as defined in Section 409A of the Code and regulations thereunder), such payment shall not be made until the date that is six months and a day following the Employee’s Termination Date. Any payments that would otherwise be made during such six-month period shall be held by the Employer and paid in a lump sum on the day following the end of such six-month period.
3.10. Exclusive Source of Benefits. The Plan is the only benefit plan providing Severance Pay or similar benefits for Eligible Employees, and to the extent any other written or unwritten plans, programs, practices or arrangements providing separation benefits for such employees are deemed to have existed, they are hereby canceled and superseded by this Plan. Any Employee of the Employer who does not meet the requirements to participate in this Plan is not entitled to any plan or program of special separation benefits, severance payments or similar benefits upon termination of employment.

ARTICLE 4. FUNDING POLICY AND BASIS OF PAYMENTS TO AND FROM THE PLAN
4.1. Funding of Severance Benefits. The Employer shall pay the benefits determined under this Plan from its general assets.
4.2. Payments from the Plan. Payments from the Plan shall be paid out of the general assets of the Employer at the time payments are required. Except in specific circumstances where it must do so in accordance with proper accounting procedures, the Employer is not required to set aside amounts in advance of the date payments are required.

ARTICLE 5. ADMINISTRATION
5.1. Administration and Interpretation of the Plan. The Employer shall be the Administrator unless the Employer appoints an Administrator in writing. If the Employer appoints a committee to serve as the Administrator, the committee shall consist of not less than three members. Any member of the committee may resign at any time by giving notice to the Employer. Any resignation shall take effect on the date of receipt of such notice or at any later date specified in the notice. No member of the committee shall receive any compensation for his or her services as a member of the committee. A majority of the members of the committee shall constitute a quorum for the transaction of business. All resolutions or other actions taken by the committee shall require the written approval or affirmative vote of a majority of the members of the committee. The Administrator shall have all powers necessary or convenient to administer the Plan, including, in addition to such other powers as the law may provide, the following:
(a)	the power to establish rules and procedures for the purpose of administration of this Plan;

(b)	the exclusive right to interpret the Plan and to decide any matters arising in connection with the administration and operation of the Plan; and

(c)	the power to appoint such agents, attorneys, accountants, and consultants and any other person required for proper administration of the Plan.
The Administrator shall have the absolute and exclusive discretionary right and final authority in all matters related to the discharge of its responsibilities and the exercise of authority under the Plan, including, without limitation, the construction of the terms of the Plan, the determination of eligibility for coverage and benefits, and the amount of benefits, and all determinations of the Plan Administrator shall be final and binding upon all parties. The decisions of the Administrator shall be conclusive and binding upon all persons having or claiming to have any right or interest in or under the Plan, and no such decision shall be modified under judicial review unless such decision is proven to be arbitrary or capricious.
The Administrator may delegate some or all of its authority under the Plan to any person or persons provided that any such delegation is in writing.

5.2. Information. The Administrator may require that each Employee supply any pertinent information and execute any documents necessary under this Plan.
5.3. Fiduciary Provisions. The Administrator shall be a “named fiduciary” under the Plan. Any person or group of persons may serve in more than one fiduciary capacity with respect to the Plan. All fiduciaries under the Plan shall discharge their duties with respect to the Plan solely in the interests of the Employees and their beneficiaries and with the care, skill, prudence, and diligence under the circumstances then prevailing that a prudent person acting in a like capacity and familiar with such matters would use in the conduct of an enterprise of a like character and with like aims. No fiduciary under the Plan shall be liable for an act or omission of another person in carrying out any fiduciary responsibility where such fiduciary responsibility is allocated to such other person by or pursuant to the Plan.
5.4. Indemnification. The Employer shall, to the fullest extent permitted by law, indemnify each director, officer, or employee of the Employer (including the heirs, executors, administrators, and other personal representatives of such person) and the Administrator against expenses (including attorneys’ fees), judgments, fines, and amounts paid in settlement actually and reasonably incurred by a person covered under this indemnification clause in connection with any threatened, pending, or actual suit, action, or proceeding (whether civil, criminal, administrative, or investigative in nature, or otherwise) in which the person may be involved by reason of the fact that the person is or was serving the Plan in any capacity at the request of the Employer.
5.5. Expenses of Administration. Any expense incurred by the Employer or the Administrator relative to the administration of the Plan shall be paid by the Employer.
5.6. Accounts and Records. The Administrator shall maintain records concerning the eligibility of Employees and shall itemize and separately identify the benefits distributed from the Plan.
5.7. Notification of Employees. The Administrator shall communicate in writing to all Employees a summary of the terms and conditions of the Plan.
5.8. Rights Against Employer. Neither the establishment of the Plan, nor any modification of the Plan, nor any distributions from the Plan shall be construed as giving to any current or former Employee or beneficiary any legal or equitable rights against the Employer, its shareholders, directors, or officers, as such, or as giving any person the right to be retained in the employ of the Employer.
5.9. Employer and Plan Identification Number. The Internal Revenue Service has assigned the Employer the employer identification number 84-0772929. The Plan number assigned to the Plan is 551.
5.10. Agent for the Service of Legal Process. Legal process may be served on the Employer by directing such legal service to Corporation Service Corporation, at the address on file with the Secretary of State’s office in each state where the Employer does business.

ARTICLE 6. CLAIMS PROCEDURE
6.1. Filing a Claim. If an Employee or former Employee believes that the Employer is obligated under the terms of the Plan to pay a benefit or there is a dispute as to the benefit amount, the Employee or former Employee (hereinafter referred to as the “claimant”) shall deliver a written request to the Administrator, or such person or office as the Administrator shall designate for the processing of claims. Claims should be sent to Administrator, Graphic Packaging International, Inc. Severance Pay Plan, 814 Livingston Court SE, Marietta Georgia 30067. Upon receipt of such request, the Administrator may require the claimant to complete such forms and provide such additional information as may be reasonably necessary to establish the claimant’s right to benefits under the Plan. A claim is deemed filed upon receipt by the Administrator.
6.2. Notification to Claimant of Decision. The Administrator shall furnish to the claimant a notice of the decision within 90 days after receipt of the claim. If special circumstances require more than 90 days to process the claim, this period may be extended for up to an additional 90 days by giving written notice to the claimant before the end of the initial 90-day period stating the special circumstances requiring the extension and the date by which a final decision is expected. Failure to provide a notice of decision within the time specified shall constitute a denial of the claim, and the claimant shall be entitled to require a review of the denial under the review procedures.
The notice to be provided to every claimant who is denied a claim for benefits shall be in writing and shall set forth, in a manner calculated to be understood by the claimant, the following:
(a)	The specific reason or reasons for the denial;

(b)	Specific reference to pertinent Plan provisions on which the denial is based;

(c)	A description of any additional material or information necessary for the claimant to perfect the claim and an explanation of why such material or information is necessary; and

(d)	An explanation of the Plan’s claims review procedure describing the steps to be taken by a claimant who wishes to submit his or her claim for review.
6.3. Review Procedure. The purpose of the review procedure is to provide an Employee or former Employee claiming benefits a reasonable opportunity to appeal a denial of a claim to the Administrator for a full and fair review. To accomplish that purpose, the claimant or his or her duly authorized representative:
(a)	May request a review upon written application to the Administrator;

(b)	May review pertinent Plan documents; and

(c)	May submit issues and comments in writing.

A claimant (or his or her duly authorized representative) shall request a review by filing a written application for review with the Administrator at any time within 60 days after receipt by the claimant of written notice of the denial of his or her claim.
The decision on review shall be made by the Administrator, who may in his, her, or its discretion hold a hearing on the denied claim. The Administrator shall make its decision promptly, which shall ordinarily be not later than 60 days after the Plan’s receipt of the request for review, unless special circumstances (such as the need to hold a hearing) require an extension of time for processing. In that case, a decision shall be rendered as soon as possible, but not later than 120 days after receipt of the request for review. If an extension of time is required due to special circumstances, written notice of the extension shall be furnished to the claimant prior to the time the extension commences.
The decision on review shall be in writing and shall include specific reasons for the decision (written in a manner calculated to be understood by the claimant), as well as specific references to the pertinent Plan provisions on which the decision is based.
The Administrator’s decision on review shall be final. In the event the decision on review is not furnished to the claimant within the time required, the claim shall be deemed denied on review.

ARTICLE 7. MISCELLANEOUS
7.1. State Law. The Plan shall be construed and its provisions enforced and administered in accordance with ERISA. To the extent, if any, that state laws are not preempted and they apply, the Plan shall be construed and its provisions enforced and administered under the laws of the State of Georgia.
7.2. Gender and Number. Words used in the masculine also apply to the feminine where applicable, and wherever the context of the Plan dictates, the plural includes the singular and the singular includes the plural.
7.3. Nonassignability. The Plan and the rights, interests, and benefits receivable hereunder from the general assets of the Employers shall not be assigned, transferred, pledged, sold, conveyed, or encumbered in any way by the Employee and shall not be subject to execution, attachment, or similar process. Any attempted sale, conveyance, transfer, assignment, pledge, or encumbrance of the Plan or of such rights, interests, and benefits, contrary to the foregoing provisions, or the levy of any attachment of similar process thereupon shall be null and void and without effect.
7.4. Employment Not Guaranteed. The Plan shall not be deemed to constitute a contract between the Employer and any Employee or to be a consideration, or an inducement, for the employment of any Employee by the Employer. Nothing contained in the Plan shall be deemed to give any Employee the right to be retained in the employ of the Employer or to interfere with the right of the Employer to discharge or to terminate the Employment of any Employee at any time without regard to the effect that such discharge or termination may have on any rights under the Plan.
7.5. Additional Taxes or Penalties. If there are any taxes or penalties payable by the Employer on behalf of any Employee, such taxes or penalties shall be payable by the Employee to the Employer to the extent such taxes would have been originally payable by the Employee had this Plan not been in existence.
7.6. Right of Recovery. If the Employer or Administrator or its designee makes any payment that according to the terms of the Plan should not have been made, it may recover that incorrect payment, whether or not it was made due to the Employer’s or the Administrator’s own error, from the person to whom it was made or from any other appropriate party. If any such incorrect payment is made directly to an Employee, the Employer or its designee may deduct it when making future payments directly to that Employee or recover such payment by other methods to be determined at the discretion of the Administrator.
7.7. No Guarantee of Tax Consequences. Neither the Employer nor the Administrator makes any commitment or guarantee with respect to the tax treatment of Severance Pay under federal, state, or local laws. The Employer will withhold any taxes required by law.
7.8. Severability. If any provision of this Plan shall be held to be illegal or invalid for any reason, such illegality or invalidity shall not affect the remaining parts of this Plan, and this Plan shall be construed and enforced as if such illegal or invalid provision had never been inserted.

7.9. Entire Plan. The Plan document and the documents specifically incorporated by reference herein shall constitute the only legally governing documents for the Plan. All statements made by the Employer or the Administrator shall be deemed representations and not warranties. No such statements shall void or reduce coverage under the Plan or be used in defense to a claim unless in writing signed by the Administrator.

ARTICLE 8. AMENDMENT AND TERMINATION
8.1. Amendments. The Employer reserves the right, by action of the Employer, to amend the Plan at any time and from time to time. In addition, any amendment of the Plan which will not result in significant cost to the Employer nor have a material effect on the benefits provided hereunder, and which either (a) will effect a technical or administrative change to the Plan, or (b) is recommended by counsel as necessary or desirable to comply with applicable law, may be made by the Administrator (for the Employer).
8.2. Termination. The Employer expects to continue the Plan indefinitely, but the continuance of the Plan and the payment of benefits for any year are not assumed as contractual obligations. The Employer reserves the right, by action of the Employer, to terminate the Plan at any time. Upon final termination of the Plan, the Employer will make appropriate arrangements to wind up the affairs of the Plan. Prior practices by the Employer or any entity related to the Employer will not diminish in any way the rights granted to the Employer under this section. Oral and other informal communications made by the Employer or any representative of the Employer in the Plan described herein and such communications will not diminish the Employer’s right to amend or terminate the Plan in any manner.

     The Employer hereby agrees to the provisions of the Plan and in witness of its agreement, the Employer, by its duly authorized officer, has executed the Plan on the date written below.

GRAPHIC PACKAGING INTERNATIONAL, INC.
Employer

By:	/s/ DAVID W. SCHEIBLE

Title:	President and Chief Executive Officer

Date:	April 9, 2007